Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 19 day of April 2021, by and among CLR Roasters, LLC, a Florida limited liability company (“CLR”), Khrysos Industries, Inc., a Delaware corporation (“KII”, and together with CLR the “Manufacturing Partner”), and GROWTH by Sabir Inc, a NEW YORK Corporation (the “Web Marketing Partner”).

RECITALS

The parties hereto (sometimes hereinafter referred to collectively as the "Partners" and individually as the "Partner") desire to form a joint venture under the laws of the State of Florida (the "Joint Venture") for the purpose of growing a hemp focused brand to be marketing online. The Joint Venture may also be referred to as JV within the document.

Accordingly, the Partners hereby form and agree to conduct certain activities as a joint venture for the purposes hereinafter set forth and upon the following terms and conditions:

ARTICLE 1.

GENERAL PROVISIONS

Section 1.1 Purposes and Scope of Joint Venture.

1.1.1          Except as otherwise expressly provided for herein, the rights and obligations of the Partners and the administration and termination of the Joint Venture shall be governed by the laws of the State of Florida.

1.1.2          The Joint Venture business and affairs shall be focused on building a brand that primarily utilizes hemp derived components and is primarily marketed via e-commerce. The brand’s product line will consist of various delivery systems including, but not limited to gummies, tinctures, gel caps, and focus on delivering strong scientific efficacy and extraordinary quality.

Section 1.2         Name of Joint Venture. The business and affairs of the Joint Venture shall be conducted solely and at all times under the brand name that that JV will establish and create as a first priority.

Section 1.3         Scope of Partner's Authority. Except as otherwise expressly and specifically provided in this Agreement, no Partner shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other Partner or the Joint Venture.

Section 1.4         Principal Place of Business. The principal office and place of business of the Joint Venture shall be maintained at 4121 34th street, Orlando, Fl or such other place or places as shall from time to time be designated by the Partners.

Section 1.5          Term. The Joint Venture shall commence upon the date of this Agreement and shall continue until terminated as provided herein.

ARTICLE 2.

CONTRIBUTIONS, PARTICIPATION AND DISTRIBUTIONS

Section 2.1         Roles and Responsibilities of Each JV Partner and Joint Responsibilities:

2.1.1                  Manufacturing Partner: The manufacturing partner will be primarily responsible for operations, manufacturing, quality control, labeling, and lab testing to ensure the products meet the quality specifications outlined on the labels.

Pre and Post Launch Responsibilities and Established Timelines for manufacturing partner:

PRELAUNCH

●	Review any submissions from Web Marketing Partner for design/process approvals

●	Setup Legal Structure for Joint Venture

●	Produce and share accounting reports on a monthly/quarterly and annual basis for the JV with the option for Web Marketing Partner review such reports.

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Setup separate business checking account under manufacturing partners current banking relationship with access provided to both JV Partners. A debit card/credit card will be linked to the account and provided for online payments for ads/services.

●	Work with web marketing partner to establish payment processor that accepts hemp-related payments. Web marketing partner will integrate the payment processor into Shopify.

●	Implement the branding and product packaging into the products

●	Work with OUTERSPACE 3PL to get the 3PL setup and the initial inventory moved over to Outerspace warehouses in NJ

●	Get products third-party lab-tested for potency by 3 independent labs for each product.

●	Provide initial inventory for launch of web site. Additional inventory will be paid by the JV at a wholesale price level.

POSTLAUNCH & ONGOING

●	Manage Outerspace 3PL relationship and inventory management

●	Product manufacturing - existing and new products

●	Shipping/Freight to Outerspace 3PL

●	Lab testing products for quality and accuracy

●	Identify potential retail partners (brick & mortar only) for retail distribution

         2.1.2                   Web Marketing Partner: The web marketing partner is primarily responsible for marketing, e-commerce site development, site merchandising, storytelling, customer acquisition, retention, and creating brand awareness

Pre and Post Launch Responsibilities and Established Time Lines for web marketing partner:

PRELAUNCH

●	Fund the pre-launch activities listed here

●	Review any submissions from manufacturing partner regarding JV related items and products

●	Brand Name, Brand Logo, Brand Story, Brand Positioning, Product Package Design/Labels

●	Shopify Site Design & Build

●	ManyChat Design & Build

●	Ten (10) Blog articles for launch

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Organic social posts from the blog articles and brand positioning including the maintenance and management of all Social Media platforms including, but not limited to Instagram, Facebook, Tik Tok, Linked in.

●	Site Optimization & Launch

POSTLAUNCH & ONGOING

●	Design Organic Social Posts

●	Identify and deploy tier-2 advertising platforms to do paid ads

●	Identify and deploy tier-1 advertising platforms (Google & Facebook) to do paid ads when it becomes available. As of March 2, 2021, this is not available at the time.

●	On-going site optimization

●	Identify nano- and micro-influencers to recruit/manage to drive brand awareness and sales

●	Identify and approve new affiliates to drive affiliate sales

2.1.3                   Joint Responsibilities and Agreed and TimeLine:

PRELAUNCH

●	Project to Kickoff at execution of JV Agreement on or around March 18, 2021. The project officially starts on April 1, 2021.

●	Finalize the inventory product catalog and items by March 31, 2021.

●	Facilitate selection of Outerspace as a 3PL

●	Development/Build is April 1 through June 30, 2021.

●	Testing/Fixing is July 1 through July 31, 2021.

●	On or around July 1, 2021, the initial deposit of $25,000 by each party in the JV into the JV Business Checking Account.

●	Our site launch goal is August 1, 2021.

Initial inventory and the services provided during the Pre-launch period by each party is the initial investment of the party into the JV. Working capital totaling $50,000 ($25,000 by Manufacturing Partner and $25,000 by Web Marketing Partner) is for the initial post-launch marketing and operating expenses. Post-launch inventory and services will be funded from additional working capital and the revenue turnover from the pre-launch inventory/services.

POSTLAUNCH & ON-GOING

●	Participate in a bi-weekly status meeting

●	Post-launch Marketing/Advertising Budget

●	Post-launch Blog article Budget - 5 articles per month with a weekly deployment schedule

●	Post-launch Social posts/Ad creative Budget

●	Post-launch Influencer Budget

●	Post-launch On-going SEO optimization/backlinks purchase Budget

●	Funding on-going working capital when necessary to continue fueling marketing and operational activities.

●	New product ideation, approval for monthly/quarterly new product launch schedule

●	Mutually agree on P&L distribution or re-investment back into the JV

●	Mutually agree on JV acquisition by either party or a third-party

●	Quarterly JV Meeting address any JV-related business approvals

●	Identify a panel of the professional advisory board comprised of medical doctors and naturopaths to advise/promote the efficacy of CBD and other hundreds of Cannabinoids.

Section 2.1.4         Allocation and Distribution of Profits and Losses. The Net Profits (as defined below) and Net Losses (as defined below) for each fiscal period during the term of this Agreement shall be allocated among the parties as follows: fifty percent (50%) to The Manufacturing Partner and fifty percent (50%) to the Web Marketing partner, and shall be distributed to parties as soon as practicable following the close of the fiscal period) based on such allocations less any amounts which the Managing Partners reasonably determine to be necessary to be reserved to meet the needs of the Joint Venture's business on an ongoing basis. Any distribution of profits will be agree upon by the both JV partners who are the Managing Partners of the JV

For the purposes hereof: “Net Profits” shall mean the after tax income of the Joint Venture, if any, determined in accordance with generally accepted accounting principles, consistently applied; and “Net Losses” shall mean the after-tax losses of the Joint Venture, if any, determined in accordance with generally accepted accounting principles, consistently applied.

Section 2.1.5.1          Capital Contributions.

          The Manufacturing Partners and the Web Marketing Partner agree that the contributions described above in Article 2 should supply sufficient working capital to fund the Joint Venture and the parties agree that revenue generated by the Joint Venture will remain in the Joint Venture to grow the business and provide ongoing working capital.

In the event additional capital is necessary to fund the business the JV Partners agree to call a meeting and discuss additional capital needs of the JV deemed necessary. When both partners confirm the need for additional capital to fund the JV the capital will be contributed equally by each JV partner.

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2.1.6                  Distributions: The JV partners, within 12 months of launch will agree to establish a methodology to provide distributions to the JV partners.

ARTICLE 3.

MANAGEMENT

Section 3.1         Managing Partners. The overall management and control of the business and affairs of the Joint Venture shall be vested equally by the Manufacturing Partner and the Web Marketing Partner (the “Managing Partners”), and shall require the prior consent and agreement of both Managing Partners. The Managing Partners shall have the exclusive power and authority, on behalf of the Joint Venture, to: (a) manage the business activities of the Joint Venture; (b) purchase, lease or otherwise acquire from, or sell, lease or otherwise dispose of any property or asset to any person; (c) open bank accounts and otherwise invest the funds of the Joint Venture; (d) purchase insurance on the business and assets of the Joint Venture; (e) commence lawsuits and other proceedings; (f) enter into any agreement, instrument or other writing; (g) retain accountants, attorneys or other agents; and (h) take any other lawful action that the Managing Partners consider reasonable and necessary or advisable in connection with any business of the Joint Venture.

Section 3.2         Books and Records.          A complete set of books and records, truly and correctly reflecting the business transactions of the Joint Venture, shall be kept and maintained by the Manufacturing Partner at the principal place of business of the Joint Venture and each Partner shall have access to and the right to inspect said books and records at any reasonable time.

ARTICLE 4.

ASSIGNMENT

Section 4.1          Transfer Prohibited. No Partner may sell, transfer, assign, pledge, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of his interest in the Joint Venture or his interest in any Joint Venture property (hereinafter collectively sometimes referred to as his "Interest"), including any involuntary transfer by operation of law or otherwise, without the prior consent of both Managing Partners. Any attempt to so transfer or encumber any such Interest shall be void.

ARTICLE 5.

DISSOLUTION AND TERMINATION

Section 5.1          Dissolution.         The Joint Venture shall be deemed dissolved upon the occurrence of any of the following events:

5.1.1.          The sale or complete disposition of the Joint Venture's assets.

5.1.2          The agreement of the Partners; and

5.1.3          The bankruptcy or dissolution of any Partner.

Section 5.2          Termination.          Upon dissolution in accordance with Section 5.1 above, the Joint Venture shall terminate and be wound up. The Joint Venture property shall thereupon be sold (and any Partner may be a purchaser of all or any portion thereof), its liabilities paid or provided for, and the remaining assets or profits from the sale of such assets distributed to and among the Partners, in accordance with the respective allocations to the Partners set forth in Section 2.1 above.

ARTICLE 6.

GENERAL

Section 6.1          Notices. Any notices or demands permitted or required hereunder shall be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise, if sent by (i) FedEx or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, (iii) facsimile transmission during normal business hours to the place of business of the recipient, or (iv) electronic transmission during normal business hours to the electronic address of the recipient. For purposes of all notices, the addresses and facsimile numbers of the Partners are set forth below:

CLR Roasters, LLC

2131-2141 NW 72nd Avenue

Miami, FL 33122

Khrysos Industries, Inc

4121 34th Street

Orlando, Fl

Growth by Sabir Inc.

Attn: Sabir Semerkant

134-32 58th RD

Flushing, NY 11355

_______________

or to such other addresses as the parties may from time to time designate in writing.

All notices, notifications, demands, or requests so given shall be deemed given and received (i) if sent via FedEx or other comparable overnight courier, the next Business Day after being deposited with such courier; (ii) if mailed, five (5) Business Days after being deposited in the mail; (iii) if sent via facsimile transmission, the next Business Day after being so transmitted; or (iv) if sent via electronic transmission, the next Business Day after being so transmitted.

Section 6.2          Counterparts. This Agreement may be signed in one or more counterparts.

Section 6.3         Governing Law. This Agreement and the obligation of the Partners hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Florida, without regard to conflicts of laws principles.

Section 6.4         Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the formation, operation, termination and dissolution of the Joint Venture. No variations, modifications, or changes herein or hereof shall be binding upon either party hereto unless set forth in a writing signed by the parties hereto.

Section 6.5          Waiver. No consent or waiver, express or implied, by any Partner to or of any breach or default by the other in the performance by the other of his obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such Partner hereunder.

Section 6.6         Other Interests. It is expressly agreed by the Partners that during the term of this Agreement, the Partners shall not enter into any Agreement whatsoever with any other Party that would result in a conflict of interest with the other Partner to this Agreement, unless expressly consented to in writing by the other Partner.

Section 6.7          Partition. Each Partner irrevocably waives any and all right he may have to maintain any action for partition as to his undivided interest in the Joint Venture property or the Facility, or to compel any sale of the Joint Venture property or the Facility under any law or laws now existing or hereinafter enacted.

Section 6.8         Arbitration. All claims and disputes arising under or relating to this Engagement Agreement are to be settled by binding arbitration in the City of Miami, State of Florida. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. An award of arbitration may be confirmed in a court of competent jurisdiction. Parties are to bear their own costs

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Khrysos Industries, Inc and CLR Roasters, LLC

By: /s/ Dave Briskie

Name: Dave Briskie

Title: President Chief Financial Officer

Date: April 20, 2021

Growth by Sabir

By: /s/ Sabir Semerkant

Name: Sabir Semerkant

Title: Founder & President

Date: April 19, 2021